Exhibit 99.2

COMPANY DESCRIPTION - China Biologic Products, Inc. (CBPO.OB) through its indirect majority-owned subsidiary, Shandong Taibang, is currently the only plasma-based biopharmaceutical company approved by the government of Shandong Province, the second largest province in China. The company is engaged primarily in research, manufacturing, and sales of plasma-based biopharmaceutical products to hospitals and other health care facilities in China. Blood product belongs to biological products and is a biological active preparation which collects healthy blood as the raw material and then is made through biological process or separation and purification technologies. Blood products are irreplaceable in the application of medical emergency and prevention & treatment to some specific diseases.
INVESTMENT HIGHLIGHTS

Expanding Plasma Supply through Various Measures - China Biologic is the only plasma-derived product manufacturer in Shandong Province, where the best quality plasma in China is supplied. The Company acquired certain assets in five out of six plasma collection stations in Shandong in December 2006 and certain assets of another two stations in Guangxi Province in early 2007. There are currently about 100 plasma collection stations remaining in China, down from approximately 156 in 2006, of which China Biologic owns seven. The Company will continue to increase its plasma supply through various methods including (1) attract more donors to donate on time; (2) expand the collection area and collection capacity of individual station; (3) acquire and reform Red Cross blood stations in some counties as the government has been withdrawing country-level Red Cross stations; and (4) establish new plasma stations.

Government Reform Increases Barriers to Entry - Recent government mandates include reforming blood collection stations, GMP certification requirements for collection stations and biopharmaceutical manufacturers, limited allowance of new collection stations, no approval of new plasma-based manufacturers and restrictions on imported products from international sources except for human albumin. All these mandates have increased regulatory scrutiny of the plasma-based pharmaceutical industry in China, imposed significant barriers to new entry, and unleashed a consolidation process that creates a favorable industry structure.

Rising Demand of Plasma-based Products - Driven by rising income levels, an aging population and strong government support, China’s public healthcare expenditures are expected to grow faster than the overall economy over the next several years. According to Euromonitor International Marketing Forecast, the projected health expenditures in China for the year of 2013 will be approximately $64 billion compared to $11 billion in 1999. Such growth creates a favorable environment for China Biologic’s expansion in the biophar-maceutical industry.

Profitable Business Model - Over the past four years, China Biologic has successfully expanded the scale of its business and delivered significant revenue and profit growth; the compound annual growth rate for revenue and net income over the past four years have been 58% and 151%, respectively. Revenue for the fiscal year of 2007 increased 45.7% over 2006 to $32.4 million. Gross profit rose 77.8% in the same period to $22.5 million, representing gross margin of 69.3%. Net income for 2007 rose 114.3% year over year to $8.2 million, or $0.37 per diluted share.

Compelling Growth Strategy - As a result of the shortage of the plasma supply, caused partially by the government-led reform of the plasma collection practice, China Biologic’s immediate strategy is to leverage its financial strength to build new collection stations thus securing high quality plasma supply to support its growth objectives. In addition, the Company plans to drive the consolidation of the plasma-based biophar-maceutical industry by acquiring weaker players who do not have the resources or expertise to comply with the more stringent regulatory requirements.

Strong Initiative to Expand Product Offerings - China’s plasma-based biopharmaceutical industry is at an early developmental stage as compared to the developed counties. Only one third of products that are generally available in developed countries are produced in China. This disparity provides China Biologic with an opportunity to expand its product offering by developing and marketing more advanced, high-end plasma-based products, with higher margins and more efficient utilization of its plasma supply. During the first half of 2008, China Biologic received various new product approvals from the Chinese State Food and Drug Administration (the "SFDA"), which include approval for the production of Cryoprecipitate, clinical trials of Human Prothrombin Complex, and production of Human Albumin 12.5g/vial (25%, 50 ml). These approvals make China Biologic one of the few producers offering the widest rage of plasma-based biopharmaceutical products within the Chinese market.

PLASMA-BASED PRODUCT INDUSTRY IN CHINA

Favorable Macroeconomic Conditions - Due to sustained improvement in China’s economy, the pharmaceutical market in China is expected to be the world’s fifth largest market by 2010 and the largest by 2050 according to a recent PricewaterhouseCoopers study. Growth is being driven by increased disposable income of individual consumers, an overall improvement in the quality of life, as well increased public awareness of better healthcare. Additionally, due to the expanded state healthcare insurance system, healthcare coverage is becoming more widespread throughout the population and a rapidly growing, aging population further increases the demand for pharmaceutical products. In recent years, the biopharmaceutical industry and the plasma-based product market have outperformed the pharmaceutical industry. According to www.pharmnet.com.cn, sales of blood and plasma-based drugs in China had an average growth rate of 15% in the last 5 years, reaching $372 million in 2005, and accounting for 11.7% of prescription drug sales. Such growth is expected to increase further due to the serious shortage of plasma based products in China. The International Biosafety Working Group states that on average, the international production of Human Albumin is approximately 200 - 300 kg per population of 1 million, however, in 2006, the production of Human Albumin in China was only 100 kg per population of 1 million, or one third of the average international production. China’s plasma-based products market remains underserved with limited availability of products, offering substantial opportunities for China Biologic to grow its business.

Stringent Government Regulation Creates Barriers to Entry - Plasma-based biopharmaceutical products are made from human plasma collected from blood donors. In order to prevent potential spread of infectious diseases through blood transfusions or other plasma-based products, beginning July 1, 2008, the PRC government imposed a new measure which requires a quarantine period of 90 days for blood plasma used as raw materials for plasma-based products. This new restriction will put more pressure on the already tightened supply of plasma available for production, especially during the third quarter of 2008. However, this restriction is not expected to have a long term negative impact on the supply of plasma for companies such as China Biologic, which owns seven of the 100 plasma collection stations in China and has already prepared for this new restriction on plasma supply. In addition, in order to insure the highest standards of production, the government is limiting the number of companies in the industry and is not expected to issue new manufacturing licenses in the foreseeable future. Finally, the government has severely restricted the import of foreign plasma-based products except for Human Albumin, creating a relatively closed market for domestic suppliers. The overall effect of recent government regulatory reform has been to reduce competition and increase the barriers to entry, creating a favorable industry structure for China Biologic.

Plasma Market: China vs. Developed Nations
	PRC	More developed countries	PRC usage as a% of more
Product	(Per million population)	(Per million population)	developed countries
Albumin	100kg	200-300kg	33%-50%
Intravenous Immunoglobulin G	1kg	10kg	10%
Factor VIII	0.1 IU	1 IU	10%

Types of Plasma Products Used
Region	Number of Plasma Products	Human Albumin	Various types of Immunoglobulin	Clotting Factors
China	4-8	75%	20%	5%
Developed countries	10-20	25%	25%	50%

Consolidating Industry - A reliable supply of clean and qualified blood is a key success factor for companies in this industry. In March 2006, China's Ministry of Health promulgated the "Measures on Reforming Plasma Collection Stations" whereby the ownership and management of the plasma stations must be transferred to plasma-based biopharmaceutical companies. In response, China Biologic acquired seven plasma collection stations. In addition to the restriction on the supply of plasma, the GMP certification requirement has restricted the number of manufacturers in the industry. In 2008, there were only 32 approved plasma-based product manufacturers in China, all of which are required to meet GMP standards. These government mandates may force less competitive manufacturers with very limited source of plasma as raw materials to sell or cease operations, and this could accelerate consolidation in the industry. Given China Biologic’s solid safety record and strong financial condition, this provides a unique opportunity for the Company to control its plasma supply.

CORPORATE OVERVIEW

China Biologic Products, Inc., through its 83% ownership of Shandong Taibang Biological Products Co., Ltd., is a biopharmaceutical company specializing in the research, manufacturing, and sale of human plasma-based products to hospitals and other health care facilities in China. Since it was founded in 2002, Shandong Taibang has focused on the production and sale of Human Albumin and various types of immunoglobulin. Shandong Taibang’s predecessor, Shandong Province Institute of Biological Products, was established in 1971. Shandong Province Institute of Biological Products is the research arm established by and directly administered by the Shandong Provincial Health Department. It is the only entity approved for the research and production of biological and plasma-based biophar-maceutical products in Shandong Province. In 2002, Shandong Province Institute of Biological Products transferred all of its business and the licenses necessary to carry on its business to China Biologic's subsidiary, Shandong Taibang. In July 2008, China Biologic was awarded the Advanced Technology Certification for Foreign Funded Enterprises from the Department of Foreign Trade and Economic Cooperation of Shandong Province.

Product Portfolio - Sales of Human Albumin products contributed approximately 57.8% of total revenues during the first six months of 2008. Human Albumin is principally used to increase blood volume while immunoglobulin is used for certain diseases prevention and cure. Shandong Taibang’s Human Albumin and immunoglobulin products use human plasma as the basic raw material input and currently supplies 16 biopharmaceutical products in seven major categories as follows:

  Human Albumin: - 20%/10ml, 20%/25ml, 20%/50ml and 25%/50ml

  Human Hepatitis B Immunoglobulin - 100IU, 200IU, 400IU

  Human Immunoglobulin - 10%/3ml and 10%/1.5ml

  Human Immunoglobulin for Intravenous Injection - 5%/50ml and 5g/vial

  Thymopolypeptides Injection - 20mg/2ml, 5mg/2ml

  Human Rabies Immunoglobulin - 100IU, 200IU and 500IU

  Human Tetanus Immunoglobulin - 250IU

China Biologic received approval from the Chinese SFDA to start the production of Cryoprecipitate, a frozen blood product prepared from plasma, which will be supplied to Green Cross China for the use in the production of Human Coagulation Factor VIII, a coagulation treatment for hemophilia and massive hemorrhaging. Because Cryoprecipitate is extracted from plasma that would have been discarded previously, management expects that the production of Cryoprecipitate will increase the yield per unit volume of plasma and increase the Company’s profit margin.

Increasing Capacity - Plasma is the principal raw material input for the production of China Biologic products. The cost of raw materials included in its cost of sales for 2004, 2005 and 2006, were approximately $4.4 million, $6.2 million and $9.6 million, respectively. The Company acquired certain assets of five out of six plasma collection stations in Shandong Province in December 2006 and certain assets of another two stations in Guangxi Province in early 2007, securing an estimated 280 metric tons of plasma supply annually. During the second quarter of 2008, China Biologic received approval to relocate its Fang Cheng Plasma Collection Station to a more favorable location in Pu Bei County with a wider coverage area. On July 2008, China Biologic began operating its newly constructed plasma collection station in Qi He County with increased collection capacity and more hygienic environment. The Company plans to continue to increase its supply base through further acquisitions.

State-of-the-art Manufacturing Facilities - China Biologic, through its subsidiaries, currently has land use rights to 43,663 square meters consisting of state-of-the-art manufacturing facilities, warehouses and office buildings in Taian City, Shandong Province. The Company, through its predecessor and current minority shareholder, Shandong Province Institute of Biological Products, was one of the first plasma-based products manufacturers in China to receive Good Manufacturing Practices (GMP) certification in 1999. China biologic recently received the renewed GMP Certification for its newly completed production facility, which replaces the Company’s current GMP certification renewed in 2004. The total annual production capacity is 700 metric tons, which enable the Company to be one of the largest producers of plasma based products in China.

Stringent Quality Control -The Company was awarded an Advanced High-tech Enterprise Certification by the Department of Science and Technology of Shandong Province in 2005 and by the Ministry of Science and Technology of the PRC in 2006. The Company was also accepted into Double Hundred Project by Shandong Economic and Trade Committee in 2007. In July 2008, China Biologic received the Advanced Technology Certification for Foreign Funded Enterprises from the Department of Foreign Trade and Economic Cooperation of Shandong Province. All of China Biologics products are covered by product liability insurance for sales in China. Additionally, since it was founded in 2002, there have been no product liability claims nor legal actions filed by patients due to use of the Company’s products.

Research and Development - The Company’s R&D efforts are focused around the following areas:

  Increasing the breadth and depth of its portfolio of plasma-based biopharmaceutical products

  Enhancing the yield per unit volume of plasma through new collection techniques

  Maximizing manufacturing efficiency and safety

  Promoting product safety through implementation of new technologies

  Refining production technology for existing products

Strong New Product Pipeline - China Biologic boasts a robust research and development pipeline with new products to support its aggressive growth objectives. Both the Human Hepatitis B Immuno-globulin (pH 4) for Intravenous Injection and the Human Prothrombin Complex have been approved to commence clinical trials. The clinical trials for these products will take approximately one to two years after completing and filing the clinical research. Other new products in the R&D pipeline include Human Coagulation Factor VIII, Human Fibrinogen, and Human Immunoglobulin for Intravenous Injection - 10%. After the successful launch of these new products, China Biologic will be one of small number of Chinese biopharmaceutical companies with a complete supply of plasma based products.

Product	Status

Cryoprecipitate (raw material for Human Coagulation Factor VIII)	Production approved for sales by the SFDA in 2008

Human Albumin(12.5g/vial)	Production approved for sales by the SFDA in 2008

Human Hepatitis B Immunoglobulin (pH 4) for Intravenous Injection	Approved to commence clinical trial (stage 8)

Human Prothrombin Complex Concentrate	Approved to commence clinical trial (stage 8)

Human Coagulation Factor VIII	Approved to commence clinical trial (stage 8)

Human Fibrinogen	Commenced laboratory studies on the manufacturing
procedure (stage 2)

Human Immunoglobulin for Intravenous	About to begin a technical feasibility study and laboratory
Injection - 10%	study on the manufacturing procedure (stage 2)

Sales and Distribution - Since all of the Company’s products are prescription medicines in the form of injections, China Biologic can only sell to hospitals and inoculation centers directly or through approved distributors. For the years ended December 31, 2007 and 2006, direct sales to distributors represented approximately 58.3% and 60.0%, respectively, of revenues. The Company’s five largest customers accounted for approximately 14.9% and 12.3% of total revenues for the years ended December 31, 2007 and 2006, respectively. The largest customer accounted for approximately 5.3% and 2.9% of total revenues for the years ended December 31, 2007 and 2006, respectively.

GROWTH STRATEGY

Expand Plasma Supply - Due to the shortage of plasma and the reform of the ownership of plasma stations, China Biologic’s strategic goal is to expand its plasma supply base in Shandong and Guangxi Province through various methods including (1) attract more donors to donate on time; (2) expand the collection area of individual station; (3) acquire and reform Red Cross blood stations in some counties as the government has been withdrawing Red Cross blood stations at county level; and (4) establish new plasma stations.

Lead Industry Consolidation - There are 33 approved plasma-based biopharmaceutical manufacturers in the market. Half of them are not competitive due to lack of plasma supply, have obsolete production facilities or have smaller product portfolios. Regulatory authorities have advanced plans to reform the industry. Smaller, less competitive manufacturers may be forced to sell out or face the possibility of having their permits revoked. China Biologic will leverage its position as a well regarded manufacturer with a solid safety record and strong financial condition to lead in the consolidation of the plasma-based biopharmaceutical industry.

Develop New, Higher Margin Products - Unlike other more developed countries, China’s plasma-based biopharmaceutical products are at an initial stage of development. Currently, there are many other plasma based products that are being used abroad which are not being manufactured in China due in large part to a lack of technical know-how. The Company intends to strengthen its research and development capability so as to expand its product range to higher-margin, technologically more advanced plasma based biopharmaceutical products.

Increase Market Penetration - The current key market is in Shandong province, representing approximately 42.0% and 44.0% of total revenues for the years ended December 31, 2007 and 2006, respectively. Leveraging on the high quality products and excellent safety record, China Biologic intends to (i) enhance its product penetration with existing customers by introducing new products and (ii) extend from its current market to other provinces with significant market potential, such as Jiangsu, Zhejiang, Henan and the northeastern part of China.

MANAGEMENT TEAM

Siu Ling Chan (Chairwoman of the Board) has been a director since July 19, 2006. She has been chairwoman since January 1, 2007 and served as the Company’s CEO from January 2007 to March 2007. Ms. Chan is also currently a director of the Company’s subsidiary Logic Express. She was also appointed as the director of Shandong Taibang in April 2006. Prior to joining China Biologic, Ms. Chan worked from 1991 to 2005, as an administrator at the Fujian Academy of Social Sciences, and from 1989 to 1991 as a statistician at the Fujian Pingtan Economy Committee. She received her diploma in Statistics from Xiamen University in 1989 and a diploma in management from the Fujian Party Committee School in 2004.

Chao Ming Zhao (CEO of China Biologic) has been Chief Executive Officer of China Biologic since June 2008, and was the Chief Financial Officer of the Company from November 2006 to May 2008. From February 2002 to June 2003, Mr. Zhao was the financial manager at EF English First (Fuzhou) School, where he was responsible for managing the school’s accounting and its internal control. He was a manager and auditor at Fujian (CFC) Group from July 1996 to January 2002, and was in charge of internal audit. Mr. Zhao is a certified accountant in the PRC and is an international registered internal auditor. Mr. Zhao obtained his Bachelors degree in Investment Economy Management from Fuzhou University in 1996 and received his MBA from the Chinese University of Hong Kong in 2006.

Tung Lam (CEO of Shangdong Taibang) has been the Chief Executive Officer of our operating subsidiary, Shandong Taibang, since October 2003, and is responsible for the entire operation. Prior to joining the Company, Mr. Lam served, from November 1999 to August 2003, as the vice president of Fujian Province Fei Yue Group, where he was in charge of management investment.

Y. Tristan Kuo (CFO) has been the Chief Financial Officer of China Biologic since June 2008. Mr. Kuo has more than 27 years of accounting, financing and information system work experience in manufacturing, commodity trading and banking industries in the capacity of CFO, CIO and Controller. Among the 27 years, Mr. Kuo worked in U.S. for 25 years and two years in Asia. Before joining the Company, Mr. Kuo worked for Noble Group in Hong Kong as Senior Business Analysis Manager from February through August 2007. Prior to that, Mr. Kuo worked for Cuisine Solution, Inc., a publicly traded company in Alexandria, Virginia, as CFO between 2002 and 2007. Previously, Mr. Kuo served as Vice President of Information System of Zinc Corporation of America in Monaca, Pennsylvania from 2001 and 2007 and as Chief Information Officer and Controller of Wise Metals Group in Baltimore, Maryland, the largest independent aluminum sheet producer in the U.S., from 1991 to 2001. Mr. Kuo obtained his Masters degree in Accounting from the Ohio State University and Bachelors degree in Economics from Soochow University in Taipei.

PEER VALUATION

		Stock		Revenue
Company	Ticker	Price	2007	Growth	2007	Trailing	Forward
		(8/28/08)	Revenues	in 2007	EPS	P/E	P/E(08E)

Hualan Biological Engineering Inc.	002007.sz	$5.21	$46.2 m	-1.1%	$0.07	103.9	41.7

Beijing Tiantan Biological Products Corp. Ltd.	600161.ss	$1.44	$69.9 m	27.3%	$0.04	83.8	40.0

Unisplendour Guhan	000590.sz	$0.65	$29.7m	-27.7%	$0.01	50.1	N/A

Shanghai RAAS Blood Products Co., Ltd.	002252.ss	$3.26	$44.3m	11.2%	$0.10	43.02	38.85

Mean of Above		$2.64	$47.5 m	2.42%	$0.05	70.2	40.2

CSL Ltd. ASX:CSL.AX		$35.7	$3172 m	11.3%	$0.98	29.7	27.1

China Biologic Products, Inc.	CBPO.OB	$3.10	$32.4 m	45.7%	$0.37	8.2	N/A

Note: Hualan and Unisplendour Guhan Group are listed on the Shenzhen Stock Exchange in China.

Beijing Tiantan and Shanghai RAAS Blood Products are listed on the Shanghai Stock Exchange in China. CSL Limited is listed on Australia Exchange (ASX) and develops, manufactures and markets human pharmaceutical and diagnostic products derived from human plasma.

Source: Reuters

SELECTED FINANCIAL DATA

China Biologic Products, Inc.,	Six Months Ended June 30,		Year ended December 31
Consolidated Income Statement (US$)	2008	2007	2007	2006
	Unaudited		(Audited)
Revenues	19,774,849	16,503,911	32,398,669	22,230,570
Cost Of Sales	5,587,026	6,012,348	9,945,921	9,601,605
Gross Profit	14,187,823	10,491,563	22,452,748	12,628,965
Operating Expenses	5,590,563	2,632,444	9,695,333	6,443,955
Operationing Income	8,597,260	7,859,119	12,757,415	6,185,010
Total Other Expenses	66,634	69,266	511,577	313,837
Income Before Provision For Income Taxes And Minority Interest	8,530,626	7,789,853	12,245,838	5,871,173
Provision For Income Taxes	2,864,325	1,298,962	2,074,560	750,095
Net Income Before Minority Interest	5,666,301	6,490,891	10,171,278	5,121,078
Less Minority Interest	1,364,347	1,148,548	1,991,902	1,304,241
Net Income	4,301,954	5,342,343	8,179,376	3,816,837
Earnings per share - Diluted	0.20	0.25	0.37	0.18
Net Income excluding non-cash expenses*	5,565,142	5,342,343	8,179,376	3,816,837
Earnings per share - Diluted excluding non-cash expenses*	0.26	0.25	0.37	0.18
Weighted average number of shares - Diluted	21,808,852	21,434,942	21,861,014	21,434,942

Selected Balance Sheet Data (US$)	June 30,	Year ended December 31
	2008	2007	2006
	Unaudited		(Audited)
Cash and cash equivalents	8,775,242	5,010,033	4,268,220
Total current assets	23,905,925	15,727,332	15,540,500
Total assets	44,309,027	33,305,245	24,474,643
Total current liabilities	9,566,086	6,881,608	8,799,316
Long term liabilities	-	-	641,000
Total liabilities	9,566,086	6,881,608	9,440,316
Total shareholders' equity	29,831,892	22,395,625	12,725,840

* Excludes Stock Based Compensation("SBC"). See appendix for a reconciliation of Net Income and EPS to exclude SBC

FOR FURTHER INFORMATION

Business Risks and Forward-Looking Statements

This profile contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this corporate profile are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products and services; legal and regulatory risks associated with the recent Share Exchange; the future trading of the common stock of the Company; the ability of the Company to operate as a public Company; the period of time for which its current liquidity will enable the Company to fund its operations; general economic and business conditions; the volatility of the Company’s operating results and financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Readers are advised that this information is intended for the use of investment professionals. Anyone interested in obtaining information on the Company should contact the Company (CBPO.OB) or CCG, as set forth above, to receive the Company’s most recent financial reports. This Profile was developed by the Company and is intended solely for informational purposes and is not to be construed as an offer to sell or the solicitation of an offer to buy the Company’s securities. This Profile is based upon information available to the public, as well as other information from sources which management believes to be reliable, but is not guaranteed by the Company as being accurate nor does it purport to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE YEAR ENDED DECEMBER 31 2007 AND 2006 AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007

Adjusted Net Income	Year Ended December 31, 2007		Year Ended December 31, 2006
Net Income (Loss) Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount - Non GAAP	$8,179,376	$0.37	$3,816,837	$0.18
Non-cash employee compensation	-	-	-	-
Amount per consolidated statement of operations	$8,179,376	$0.37	$3,816,837	$0.18

Adjusted Net Income	Six Months Ended June 30, 2008		Six Months Ended June 30, 2007
Net Income (Loss) Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount - Non GAAP	$5,565,142	$0.26	$5,342,343	$0.25
Non-cash employee compensation (1)	$1,263,188	$0.06	-	-
Amount per consolidated statement of operations	$4,301,954	$0.20	$5,342,343	$0.25

Use of Non-GAAP Financial Measures

GAAP results for the three months ended June 30, 2008 include non-cash stock based compensation charges. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of this item in this profile. The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The table above provides a reconciliation of the adjustments to GAAP results. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non GAAP information provided by other companies.